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                                                                      EXHIBIT 11

                                       CINCINNATI FINANCIAL CORPORATION
                                       STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                          (in thousands except for per share amounts)

                                                                Nine Months Ended                 Three Months Ended
                                                                  September 30,                      September 30,
                                                              ----------------------             ----------------------
                                                              1997              1996             1997              1996
                                                              ----              ----             ----              ----

Weighted average shares outstanding                           55,230           55,753           54,375           55,769

Equivalent shares assumed to be outstanding for:
    Stock options                                                424              263              507              239
    Convertible debentures                                     1,773            1,792            1,773            1,792
                                                            --------         --------         --------         --------

Number of shares for primary
  computation                                                 57,427           57,808           56,655           57,800

Other dilutive equivalent shares--
  stock options                                                   88              -0-               88              -0-
                                                            --------         --------         --------         --------

Number of shares assuming full
  dilution                                                    57,515           57,808           56,743           57,800
                                                            ========         ========         ========         ========



Net income                                                  $226,877         $160,793         $ 77,000         $ 46,949

Interest on convertible debentures--
  net of tax                                                   2,128            2,145              707              715
                                                            --------         --------         --------         --------


Net income for per share computation                        $229,005         $162,938         $ 77,707         $ 47,664
                                                            ========         ========         ========         ========


Earnings per share:

  Total Primary                                             $   3.99         $   2.82         $   1.37         $    .82
                                                            ========         ========         ========         ========
  Fully Diluted                                             $   3.98         $   2.82         $   1.37         $    .82
                                                            ========         ========         ========         ========


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